Exhibit 23.1

CONSENT OF INDEPENDENT REGISERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the 2007 10-KSB for Ministry Partners Investment Corporation, of our report dated March 28, 2008 relating to the consolidated financial statements of Ministry Partners Investment Corporation and subsidiary as of December 31, 2007 and 2006 and for the years then ended.

/s/ Hutchinson and Bloodgood LLP

April 9, 2008